Exhibit 99.2

ARGAN, INC. DECLARES REGULAR QUARTERLY CASH DIVIDEND

OF $0.375 PER COMMON SHARE

June 17, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors (the “Board”) declared a regular quarterly cash dividend in the amount of $0.375 per share of common stock. The dividend will be payable on July 31, 2025, to stockholders of record at the close of business on July 23, 2025.

David Watson, President and Chief Executive Officer of Argan commented, “Argan has paid dividends consistently since 2011 and has returned over $217 million to shareholders during that time. Our regular quarterly dividend has grown from $0.25 per share to $0.375 per share over the last two years, representing a 50% increase. This growth reflects Argan’s strong balance sheet, confidence in future earnings growth, and long-term commitment to returning capital to shareholders.

In addition, I want to thank Rainer Bosselmann, Argan’s founder and former Chief Executive Officer and Chairman of the Board, who has completed his final term as a director. Rainer’s vision and entrepreneurial spirit laid the groundwork for the Company’s sustained performance and long-term value creation. We are deeply grateful for his enduring contributions to Argan’s success and culture.”

About Argan, Inc.

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact: David Watson 301.315.0027

Investor Relations Contacts:
John Nesbett/Jennifer Belodeau
IMS Investor Relations
203.972.9200
argan@imsinvestorrelations.com